EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of The Interpublic Group of Companies, Inc. (the "Company") for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 13, 1998, on the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve month period ended December 31, 1997, which report appears in the Current Report on Form 8-K dated July 17, 2000 of the Company and which statements are included in the supplemental consolidated financial statements of the Company for the year ended December 31, 1997 incorporated in this Registration Statement by reference to such Current Report on Form 8-K filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Boston, Massachusetts
July 18, 2000